Exhibit 99.1

On July 23, 2019, The Interpublic Group of Companies, Inc. held a conference call to discuss its second-quarter and first-half 2019 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan Tim Nollen Macquarie Benjamin Swinburne Morgan Stanley Daniel Salmon BMO Capital Markets Adrien de Saint Hilaire Bank of America Merrill Lynch David Joyce Evercore ISI

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group second-quarter 2019 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 a.m. Eastern time.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-Q and our other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial performance and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning as we review our results for the second quarter and first six months of 2019. As usual, I’ll start out by covering the highlights of our performance. Frank will then provide additional details, and I’ll conclude with an update on our agencies, to be followed by our Q&A.
We are pleased to report another quarter of solid financial performance. Organic growth of net revenue was 3.0% in the quarter. That’s on top of 5.6% a year ago and brings organic growth over the first six months of this year to 4.6%.
Regionally, organic growth in our international markets continued to be strong at 6.5% in the quarter, driven by our performance across LatAm, Continental Europe, and the U.K. In the U.S., organic growth was 0.6%, against 4.6% growth last year. This result reflects growth in the quarter across many of our U.S. agencies and disciplines, slowed by headwinds from account activity toward the end of last year, which we have talked about on previous calls. These losses year-over-year resulted in a U.S. headwind of 3.8% in the quarter. The growth we saw despite the headwinds and industry-leading comps from last year, along with our win rate this year, demonstrates that our business remains solid.

In our Integrated Agency Networks, or IAN, segment, global organic growth was 3.2% in the second quarter, led by Mediabrands and FCB Health, along with contributions from McCann Worldgroup, R/GA, MullenLowe and Huge. Our CMG segment grew 1.9% organically, paced by another advance in public relations, with notably strong performance by Weber Shandwick and by Octagon and FutureBrand.
Among client sectors globally, we saw strong growth across healthcare, financial services, industrials, consumer goods, tech & telecom and retail.
The total growth of our net revenue was 9.1% in the second quarter, and was 11.0% in the first half. That includes organic growth, acquisitions and dispositions, as well as the impact of year-over-year currency changes. Within that, we continue to be pleased with the growth of Acxiom, which remains on track with our expectations and continues to be accretive to growth and margin.
Turning to EBITA and to operating income, second-quarter EBITA was $285.5 million, an increase of 12.2% from last year’s second quarter. Operating income was $264.2 million.
EBITA margin as a percent of net revenue in the quarter increased 30 basis points to 13.4% from last year’s EBITA margin. For the first six months, our adjusted EBITA margin increased 140 basis points from a year ago.
Second-quarter diluted earnings per share was $0.43, and was $0.46 as adjusted, which compares to $0.44 a year ago.
Looking at the quarter and the first half, our performance means that the year is off to a solid start. Our client-centric integrated offerings continue to drive highly competitive global growth, and the quality of our talent continues to strengthen our offerings. This is further reflected in very high levels of recognition accorded our people and our agencies once again this year in industry awards such as the Cannes Festival of Creativity and in other key industry rankings.
Turning to our outlook, you will recall that we came into the year with financial targets of 2 - 3% organic growth and 40 - 50 basis points of margin expansion. At mid-year, we are confident that our performance to date and the current tone of business have us on track to deliver at the high end of that range, and that is inclusive of headwinds. In addition, we continue to be comfortable with our target for adjusted EBITA margin expansion of 40 - 50 basis points over last year’s 13.5%.
As always, we will update our outlook as the year progresses.
At this point, it’s my pleasure to turn things over to Frank for additional detail on our performance, and I’ll return with an update and highlights of our businesses. Frank?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael, and good morning. As a reminder, I'll be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see a summary of our results:

•	Second-quarter net revenue growth was 9.1%.

•	Organic growth was 3.0%, with the U.S. at 0.6% and international of 6.5%.

•	Q2 EBITA of $285.5 million, which compares with $254.4 million a year ago, an increase of 12.2%.

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For the quarter, adjusted diluted earnings per share was $0.46. The adjustments exclude the amortization of acquired intangibles, and exclude non-operating losses due to the disposition of certain small, non-strategic agencies. We also adjust for the benefit of certain tax settlements in the quarter.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow. Here, it’s worth noting a small restructuring charge, $2.1 million, to fine tune the expense of the actions we took in the first quarter. Below operating income, our net interest expense continues to be higher year-over-year, due to the financing we added in late September last year due to Acxiom.
Turning to Q2 and first-half net revenue on slide 4:

•	Net revenue in the quarter was $2.13 billion.

•	Compared to Q2-18, the impact of the change in exchange rates was negative 2.4%, with the U.S. dollar stronger against every functional international currency.

•	Net acquisitions and divestitures added 8.5%, which includes the impact of Acxiom, as well as smaller acquisitions, less our dispositions.

•	The resulting organic revenue increase was 3.0%.

At the bottom of this slide we break out our operating segments:

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As you can see, our IAN segment grew 3.2% organically. Underneath that result was growth in media led by IPG Mediabrands, in our global creatively-led integrated offerings at FCB, McCann Worldgroup and Mullen Lowe, and at our digital specialist agencies R/GA and Huge. Total growth at IAN was 10.8%, which reflects acquisitions, including Acxiom, dispositions and a drag from currency changes.

•	At our CMG segment, organic growth was 1.9% in the quarter, driven by another quarter of strong growth by Weber Shandwick, along with Octagon in sports & entertainment marketing and FutureBrand.

•	The impact of revenue headwinds from accounts lost in Q4-18 was felt in both segments.

Moving on to slide 5, revenue by region:

•	In the U.S., second-quarter organic growth of net revenue was 0.6%.

◦	We continued to see solid growth from our global integrated offerings.

◦	From a regional standpoint, this is also where we have begun to see the impact of revenue headwinds from accounts lost last year, namely FCA media, Army and VW creative.

◦	It’s worth noting that total U.S. growth was 14.2%, due to the impact of acquisitions and dispositions, which include Acxiom.

•	In our international markets, we had another strong quarter, with organic growth of 6.5%.

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In the U.K., organic growth was 4.7%, a very solid increase on top of double-digit growth in Q2-18. We had terrific contributions from both our IAN and CMG segments, highlighted by Mediabrands, McCann and Weber Shandwick.

◦
In Continental Europe, organic growth was also strong at 9.2%, on top of 11.7% in Q2-18. This was highlighted by very strong growth in some of our largest national markets, namely Germany, Italy and Spain.

◦	In AsiaPac, net organic revenue decreased 0.3% in Q2. Among our largest markets, we had strong growth in India and Japan, but that was offset by soft results in China and Australia.

◦	LatAm grew 25.1% organically in Q2. We had strong organic growth across the region, led by Brazil, Mexico, Argentina and Colombia. Organic growth in the region was 24.5% in the first half of the year.

◦	In our “Other Markets” group, organic growth was 4.8%, led by very strong growth in Canada.

Moving on to slide 6 and operating expenses, which were again well-controlled in the quarter:

•	Compared to net revenue growth of 9.1%, our net operating expenses increased only 8.7% as adjusted for the amortization of acquired intangibles.

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Our ratio of total salaries & related expenses to revenue was 65.0%, an improvement of 140 basis points. The improvement reflects discipline in the organic growth of expenses and the benefit from the consolidation of Acxiom.

◦	Underneath that, the ratio of base payroll & benefits to net revenue decreased to 54.9% in the quarter, an improvement of 90 basis points.

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We also saw solid operating leverage on temporary labor and on our expense for severance in the quarter, while the expense of performance-based employee incentive compensation as a percent of net revenue was flat with a year ago at 3.2%.

◦	At quarter end, total headcount was approximately 54,200, an increase of 7.1% from a year ago, with most of the increase due to the addition of Acxiom.

•
Our office & other direct expense was 18.2% of second-quarter net revenue, compared with 17.1% a year ago. Within office & other direct, we levered our expenses for occupancy by 10 basis points from a year ago. That was more than offset by the expense profile of Acxiom, which is accretive to our margins overall, while consolidating relatively more investment in data and technology.

•	Our SG&A expense was 80 basis points of Q2 net revenue, which reflects lower professional fees and general expenses at Corporate.

•	Our expense for depreciation increased due to the consolidation of Acxiom this year, as was the case with our amortization expense, which was $21.3 million in the quarter.

•	We also had a restructuring charge of $2.1 million in the quarter, which represents a small expense adjustment to the actions taken in this year’s first quarter.

On slide 7, we present detail on adjustments to reported results in the quarter, in order to provide better transparency and a picture of comparable performance. This begins on the left-hand side with our reported results and steps through to EBITA and our adjusted diluted EPS.

•	Our amortization expense for acquired intangibles was $21.3 million, resulting in EBITA of $285.5 million.

•	Below operating expense, we had a loss in the quarter of $6.1 million in other expense, related to the disposition of a few small, non-strategic businesses.

•	Our reported results also include a benefit of $13.9 million from the settlement of certain tax positions in the quarter, which we have adjusted for as well.

•
At the foot of this slide, you can see the after-tax impact per diluted share of each of these adjustments. They net to $0.03 per share, the difference between the reported EPS of $0.43 and adjusted of $0.46.

On slide 8 we show similar adjustments to the first six months, which bridge to adjusted earnings of $0.57 per diluted share.
On slide 9 we turn to cash flow in the second quarter:

•	Cash from operations was $293 million, compared with $172 million a year ago. Within that, working capital generated $53 million, compared to use of $63 million in Q2-18.

•	Investing activities used $47 million for cap-ex in the quarter.

•	Our financing activities used $278 million, including $100 million toward the repayment of our term note and $91 million for our common stock dividend.

•	Our net decrease in cash for the quarter was $16 million.

Slide 10 is the current portion of our balance sheet. We ended the quarter with $614 million of cash and equivalents.
Slide 11 depicts the maturities of our outstanding debt, with total debt at quarter end at $3.8 billion and diversified term maturities going forward.
In summary, on slide 12, first-half growth and margin expansion have us well-positioned at mid-year to deliver on our financial targets. Our teams continue to execute very well, our balance sheet continues to be strong and a meaningful source of value creation, all of which has us well-positioned.
With that, I’ll turn it back over to Michael.

Mr. Roth:
Thank you, Frank.
Our results reflect a strong quarter. Organic revenue growth, despite the headwinds faced in the U.S., is an encouraging sign that our clients remain in an investment mode when it comes to their engagements with us. Our performance is also a reflection of the strength of our offerings, our people and our differentiated strategy.
Specific to the U.S., we are well-positioned to both resume market-share gains and leverage a growing economy in our largest market. We are net-new-business positive year-to-date, both internationally and in the U.S. As such, we’ve been able to offset significant domestic headwinds, and once we cycle through those losses, we expect to see a return to solid U.S. growth rates.
Our continued strength is due to a strategic position that differentiates IPG. First, our open-architecture model is the most client-centric approach in the market. It integrates marketing channels across creative, media, public relations and data management in a model that continues to resonate with clients. Open architecture is a solution that consultants cannot deliver, and one our peer set has been trying to emulate. We’re seeing it work with major clients in healthcare and financial services and other sectors.
In addition, we include environmental, social and governance issues as value creators. That means we consistently take public positions on important social issues. We feel doing so is in line with our values of transparency, ethics, inclusion and community involvement. It makes us a company people can believe in, with values that are backed by actions. Doing so makes us a company clients want to do business with, and people want to work for.
Our hallmarks include having embedded, integrated digital capabilities as foundational to our operations, a step we took many years ago. Having strong agency brands, joined by a collaborative culture. And seeing transparency as a core value.
Thanks to this differentiated go-to-market strategy, IPG received a host of recognition and accolades related to our effectiveness, our creativity and our powerful agency brands during the quarter.
For the third year in a row, IPG was named the Most Creatively Effective Holding Company at the North America Effie Awards. This award recognizes all forms of marketing that contribute to a brand’s success, and IPG had 15 agencies among the top winners, across all marketing disciplines.
At the Cannes Festival of Creativity, we had a particularly impressive performance. IPG agencies took home 11 of the Festival’s highest honor, the Grand Prix. This is more than all other global holding companies and consultants combined.
The Grand Prix won by our agencies were in categories including Brand Experience, Industry Craft, Health and Wellness, Creative Data, Innovation, Mobile and others. These Grand Prix were won by a variety of our agencies, across many clients, again showcasing the breadth and strength of our agency brands.

In addition, our agencies won more Gold Lions, the Festival’s next highest honor, than any other holding company. Notably, in terms of awards per dollar of revenue, IPG topped the rankings among holding companies at the Festival.
While there, IPG hosted our ninth-annual Women’s Breakfast. Partnering with the United Nations, we attracted a standing-room-only crowd, and featured top marketers from Adobe, Levi Strauss, Mars, Microsoft and Unilever, to examine advertising’s influence and impact on societal inequalities.
As we have noted on these calls, the future of our industry rests on the ability to combine transformative data capabilities with creativity. IPG’s performance throughout the year, coupled with adding Acxiom to our existing tools and expertise, enables us to provide clients with the industry’s most forward-looking and creative marketing solutions. Clients continue to believe in the power of the idea, and look to us as their most valued partner to use creativity to drive business results.
We’ve been able to perform at this level thanks to our investment in vibrant and differentiated agency brands.
In our Integrated Agency Network, or IAN, reporting segment, which now includes Acxiom, as well as our other global networks, Mediabrands again led growth in the quarter, posting a very strong performance. UM was awarded its first-ever Grand Prix for 5B - a documentary created specifically for Johnson & Johnson that chronicles the work done by nurses during the 1980s in one of the country’s first HIV hospital wards. This marked the first time that a media agency won the Grand Prix in the Entertainment category. In addition, UM kicked off the third quarter by winning the Mattel business across Europe, the Middle East & Africa and AsiaPac.
Initiative picked up a number of new business wins, including high-growth TikTok in the U.S. and in APAC, Carnival, and Groupon’s APAC and EMEA media account. The agency also took home a number of top honors at Cannes, including sharing a Grand Prix with FCB Canada.
FCB posted very strong performance, especially in its healthcare operations. Area 23, part of FCB Health, won a Grand Prix this year for a highly innovative connected wellness device. The New York office won three Grand Prix, as well. Recently, the network named a new CEO of Canada and New York, as well as a new President in New York.
McCann Worldgroup saw continued growth in the quarter driven by increases with existing clients. On the new business front, they added ADT, among others. In addition, McCann continued to see very high levels of industry recognition. Following their Effie Index recognition as the most Creatively Effective Network in the world for the second year in a row, the network continued its momentum by being named Network of the Year at Cannes. McCann Health was also named Healthcare Network of the Year, and McCann Health China named Healthcare Agency of the Year.
MullenLowe Group had a strong quarter on several fronts. The network had a number of new business wins, including Mediahub adding FOX Sports and FOX Entertainment at the end of the first quarter, and more recently the home automation company ecobee. The media arm also promoted a leading digital innovator to U.S. President and added a number of senior leaders, all as a result of new business growth.
You’ll note our three global creative networks, McCann, FCB and MullenLowe, continue to perform well, which demonstrates the value of our strategy to invest in our brands and the embedded digital services that are a hallmark of our offerings.
As noted, Acxiom is also doing very well. All of the strategic reasons to bring Acxiom into our Company have only accelerated since the acquisition, giving us an unrivaled industry position in data-management capabilities. This allows us to help marketers get the best out of all their data assets, driving better and more efficient one-to-one connections with consumers, at scale.
We are pleased with how integration is progressing. Performance is in line with our expectations, and results continue to be accretive to IPG. We see opportunity to bring new innovative products and services to market, as well as the upside of continuing to grow their existing data management business.
This quarter, Acxiom continued expanding its global data offerings, most recently in Japan, Australia, Spain and Canada. The company also expanded its relationship with a major auto distributor in the U.S. with respect to managing its customer data and entered a new multi-year engagement with a financial technology and marketing client looking to expand audience measurement and reporting capabilities. We continue to be impressed with the team and business; Acxiom has a rich and promising pipeline of opportunities.
Brooklyn-based Huge partnered with Amazon during the quarter to create the Earth Challenge 2020 initiative. Together, with Earth Day Network, they designed tech solutions to help citizens solve key environmental challenges facing humanity in the 21st century. Also in the quarter, Pantone selected the agency to handle global “earned-first” campaigns, and the Toronto office won the Sinai Health business.
Highlights at R/GA in the quarter included growth with their existing clients, plus a partnership between the agency’s Ventures studio with Kinship, the newly launched innovation arm of Mars Petcare. Together, they created the Innovation Exchange, a start-up academy, and mentored eight purpose-led, female-founded companies from Pakistan, Kenya, Brazil, Uganda and the U.S. On the new-business front, R/GA was recently selected by GameStop to redesign their cultural gaming experience.
Our U.S. integrated independent agencies continue to round out our portfolio. They deliver the full suite of marketing services to their clients, and can also combine with the rest of the IPG offering on our collaborative open-architecture solutions.
Highlights within this group come from The Martin Agency, which continues to expand its culture department, and recently welcomed its first-ever Talent Engagement and Inclusion Specialist, and on-boarded new clients CarMax and Buffalo Wild Wings.
At CMG, we are also seeing positive developments. As you saw last week, IPG announced new leadership at CMG and Weber Shandwick, promoting from within our ranks. This leadership team has worked together to keep Weber Shandwick at the forefront of contemporary brand building during a transformative era of marketing communications; we are pleased to have them move into these new roles.

As we’ve previously called out, Weber Shandwick and Golin are among the most highly awarded PR agencies in the business.
Weber Shandwick received a number of accolades this quarter. The agency was the most awarded at the 2019 North American SABRE Awards, and the agency’s recently-named CEO received Global Professional of the Year at the PRWeek Global Awards shortly after she was named Agency Professional of the Year at the PRWeek U.S. Awards last quarter. With her added CEO title, IPG has one of the highest-ranking woman leaders in the PR space, a point we take particular pride in.
Golin also had an exciting quarter. PRWeek recently named the agency Global Agency of the Year. On the new business front, Golin had a number of wins including Porsche AsiaPac, AIA in Hong Kong and IT service management company Verra Mobility.
In total, we are happy that through the first half of the year, we continue to perform at the top end of the industry. It shows that our investment in people and in a modern, data-fueled offering is succeeding, and that our focus on a client-centric open-architecture model is the right formula.
We are pleased with our results, and we continue to feel confident in our long-term plans and prospects.
As always, we remain committed to strong financials and significant reduction in debt over the next few years, as well as continuing to grow our dividend. We also expect to return to share repurchases after a period of time.
Turning to our outlook, we are confident that our performance to date has us on track to deliver growth at the high end of our 2 - 3% organic growth range. In addition, we continue to be comfortable with our target for adjusted EBITA margin expansion of 40 - 50 basis points over last year’s 13.5%.
We view our current performance and long-term strategy as significant factors that will continue to enhance shareholder value.
Now, let’s open it up, the call, for your questions. Thank you.

QUESTIONS AND ANSWERS
Operator:
Alexia Quadrani, your line is open, from JPMorgan.

Alexia S. Quadrani, J.P. Morgan:
Thank you so much. Michael, thank you for your color on the U.S. business. I think you mentioned about a 3.8% headwind from losses. Can you give us a sense of how that trends for the remainder of the year? Does it get worse before it gets better? Or should we assume a similar run rate in the second half? I know you had some notable wins earlier this year. Does that become an offset at some point?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Alexia. Well, as I indicated, we’re net-new-business positive through the quarter, through the first half, on both U.S. and worldwide. Unfortunately, the headwinds get a little worse in the second half of the year and frankly runs a little bit into the first quarter of next year. But what’s important to note here is that, despite these headwinds, when we say we are comfortable with our 2 - 3% organic growth, that’s net of the headwinds. So if you - here I go - if it wasn’t for the losses, we would continue to have extremely high organic growth. Unfortunately, we have those losses. But the fact that we’re overcoming those losses with net new business wins is indicative of the strength of our offerings and, frankly, the economic tone that’s out there.
Ms. Quadrani:
And then just a follow-up: you continue to outperform a lot of your peers in Europe, Continental Europe especially. I think Germany was an area that you highlighted being really good, particularly really strong market performance. Can you give us any color if you think that’s mostly share gains? Are you seeing underlying growth in the market? Any more color on that would be great.

Mr. Roth:
Well, frankly, it’s reflective of some new business wins, notably McCann and its Opel win in Germany in Continental Europe. So that’s reflected. Again, the size of our businesses in those markets are 8 - 9%, so the wins and losses have a dramatic impact on growth. We’ll take it, though, that we’re net positive, and we’ve been net positive over the last couple of quarters. So I think it’s indicative of the competitiveness of our offerings, particularly in McCann, in this case, as well as Mediabrands. And we continue to believe there’s strength in those markets.

Ms. Quadrani:
Thank you very much.

Mr. Roth:
Thank you, Alexia.

Operator:
Thank you. Our next question comes from Tim Nollen of Macquarie. Your line is open.

Tim Nollen, Macquarie:

Oh, hi, thanks. One other geographic region I’d like to ask about is China. You’re not the first to mention that China was negative in the quarter. I wonder if you could elaborate a bit on why that is. I know it’s not been the strongest area for some time, but could you just give us a sense of what’s going on there?

And then another comparison in terms of sector: you highlighted consumer goods as being a strong sector for you, amongst many other sectors, pretty broad-based growth. Again, peers of yours have talked about attrition and declines in fees and in ad spending. Does this come down to the work you do? Does it come down to the clients that you have? I wonder if you could help us understand why you’re talking about good consumer growth and others are not. Thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes, it’s all of the above. Again, consumer goods is 8% of our business. So there, again, the notion of, we had good client wins in consumer goods with respect to the markets in those environments. We had a little bit of cutback in some of our consumer goods businesses, but it was overtaken by the growth of our new business wins. So that accounts for the strength on consumer goods.

I said this before: what we’re seeing is we’re not raising a flag and saying, all the consumer goods are back again. I think the entire industry is going to face challenges as the consumer business - particularly in packaged goods - continue to focus on margin and cutbacks. With respect to our largest CPG clients, we believe we’ve seen a leveling off of that spend, and our goal is to grab more brands, if you will, from those companies.

And if you couple that with the wins that we have in those markets, that reflects the strength that we have in consumer goods. I might add that, that growth is good in both the U.S. and worldwide given where our new business wins fall out.

I think there’s no question in China that we’re starting to see the impact of the economy there. The good news for us is that the losses in China are being offset by growth in India, Japan and Singapore. But we don’t see a big recovery in China on the horizon. Again, it’s not our largest market. We’re there to service our multinationals. We continue to invest in China in terms of our people and our brands, but I believe we don’t see a big turnaround in that environment anytime soon.

Mr. Nollen:
Okay. Can I ask a quick follow-up on the consumer goods response? Again, thanks for the explanation there. Michael, I just wonder what is it that you’re doing that might be a little different from others? You mentioned your open architecture a couple of times in your remarks. Or is it something with the data you can provide with Acxiom? Maybe it’s not a consumer goods question, but just what are you doing that’s helping you do better than your peers?

Mr. Roth:
Well, I said this before, other than we’re just better than they are - I’ll take the liberty of saying that - our open architecture is really a key. And when we - I’ve attended a number of the top-to-tops, particularly in Europe. And I’m sitting in a room, and we have FCB, we have McCann, we have Weber Shandwick, we have Acxiom, we have R/GA, all sitting at the table servicing an existing client. That’s a pretty powerful group to have in a room. And when I sit in that room and I look at the leadership of our clients and I say, look, this is the new go-to-market strategy of IPG. You’re entitled to the best IPG has to offer, you see it coming to life in the room. You probably don’t even know which agencies the people who are sitting in this room are from. It’s a total collaborative client-centric offering that our sole purpose is to help you move your needle, and all the old silo issues that are present in our industry are our problem, not yours.

And it resonates with clients. In fact, one of our biggest clients actually called their model “open architecture,” which I got a kick out of. Of course, I didn’t complain to them using our terminology. But it’s the wave of the future.

And you put Acxiom in that group, you have a very powerful offering in terms of giving clients in one place all that they need to focus on targeting the right consumer with great creative, with the CRM capabilities, with the expertise - in particular, in this case, healthcare, which we have the best in the business in terms of those offerings. So I firmly believe - we launched open architecture early in the stages of our new management team, and it really resonates in the marketplace.

And I think that’s the right way to protect your brands, because they look to our brands as those are the people that are working on their engagement, but they include IPG as a brand. And it’s up to us to make sure that our, the collaboration of all our agencies, are working the way they should.

And I’ll tell you something else. When it doesn’t go well, I get the e-mail, and it says, by the way, we’re having some problems here. Can you make sure you put the teams together and make sure they respond? And that’s the way it’s supposed to work, and it really resonates well with our clients.

Mr. Nollen:
Sounds great, thanks.

Mr. Roth:
Thank you.

Operator:
Thank you. Our next question comes from Ben Swinburne. Your line is open.

Benjamin Swinburne, Morgan Stanley:
Thank you, good morning. Two questions, one on margins, one on Acxiom. Michael, you had a very strong first half in terms of margin expansion, and I’m sure you don’t want to call the second half or the full year conservative. But I’m just wondering if you could talk about the margin outlook for the year, because you’re certainly pacing nicely ahead of the 40 - 50. I know you’ve taken some restructuring activities. You’ve got the account headwinds. But anything else you’d want to call out on the back-half margin performance, realizing that particularly the fourth quarter is a wildcard?

And then second, on Acxiom, there continues to be a discussion in the market of rent versus own on data. And I’m just wondering if you think that by buying Acxiom, you’ve made a decision to own, or if that’s a mischaracterization of the strategy. And any early examples of - you talked about it being accretive to IPG. I know financially, it is. But in terms of the strategic focus of the Company and net new business, any early, even anecdotal, data points you’d like to throw at us about how that business is helping would be great.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you. Two great questions, Ben.

Let me focus on Acxiom. I think it’s a mischaracterization of why we bought Acxiom, okay? We continue to say, and if you listen to my prepared remarks, Acxiom, its core competency is data management, first-party data management. And that’s not a question of buying or renting. That’s a strong core business that Acxiom has. And you see the new business wins at Acxiom relate to the first-party data management. So that’s where we’re seeing the growth. We haven’t yet introduced the new products that we talked about in terms of the synergy opportunities on revenue using Mediabrands coupled with the Acxiom capabilities. So I think when people talk about us buying Acxiom and whether there’s conflicts, or rent or buy, they’re totally misunderstanding the core competency of Acxiom.

When you think of privacy, when you think of first-party data management, and they’re cleansing and organizing data to reach the right consumer, that’s what Acxiom does. They have a third of their business is using 22,000 sources, so maybe two billon individuals, in third-party data management. But our clients don’t have to use that. They have choices in terms of who they work with, with respect to that. It just so happens a number of them use that. But that’s a third of the business. The core competency of Acxiom is being able to target and cleanse and really work with the data that clients have within their own company, and the opportunities there are significant.

And what’s great about those companies are the longstanding relationship we have with those clients. I mean, we’re part of their business. So the retention on those businesses, the ability to grow with our clients, it really is the key to this. And they’re recognized. They’re the top-rated from Forrester in terms of the quality and transparency and safety of their offerings. I mean that’s a compelling story. So it’s not that we bought data and that we’re selling data. The core competencies are much bigger than that, and that’s where we see the opportunities.

In terms of margin, when you have those kinds of headwinds, a number of those clients carry some good margins in with it. So at this point, I’m not going to comment on any upside on the margins. Our goal is the 40 - 50 basis points. We believe we can achieve that, and that’s what - and then, frankly, if you, if we, achieve that, or when we achieve that, I think it’s another example of how we continue to focus both on top line and cost containment, and that’s what our goals are. And if you look at the history of our performance over the last 20 quarters, I think you’ve seen a pretty impressive organic growth and margin expansion, which is what we say we’re going to accomplish.

Mr. Swinburne:
Makes sense, thank you.

Mr. Roth:
Thank you, Ben.

Operator:

Thank you. Dan Salmon of BMO, your line is open.

Daniel Salmon, BMO Capital Markets:
Hey, good morning, everyone. Michael, can I just return back to the guidance? As you noted before, we don’t want to get too bogged down in the losses, which were well-known before this. And if we can return basically to the commentary that being more comfortable at the higher end of your organic revenue growth guidance, what leads you to that sort of confidence? I know there’s always a number of variables that can be in there: current clients spending more, net new business account record, back door has been nicely closed, and we’re moving along through the year, and you’ve got more cushion on losses. Are there, maybe it’s macro, are there one or two things in there that give you that confidence to get towards the - have that commentary there about being towards the higher end of it?

And then just on Acxiom, I know that working with Mediabrands has been the immediate focus out of the box and sounds like that continues to be the focus. But I know we’re not quite to the one-year anniversary yet, but any hints on where you can see those capabilities flowing to most effectively beyond Mediabrands within the holding company?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Sure. Let me - we don’t make up the numbers. I always tell the team, I don’t want them to strike, so let’s work from the bottom up. We just got through with most of our operating reviews, and we really have our units come in and present from the bottoms up. We see where the opportunities are. We see where the agency-of-record fees are coming from, where they see their pipeline. So this number is a number that’s developed based on our reviews with each of our business units. And each of the CEOs of the business units sit and talk about the tone of the business. And frankly, we go over the good, the bad, the ugly of their pipelines and their existing clients, including the health of their clients. And when we look at the health of their clients, we look at how much of open architecture are they really utilizing, because the more you have an open-architecture and collaborative base, the stickier their clients are, right? So that’s how we do a health test.

So when you put all that together, we do a forecast by agency, we do an overlay from Corporate, and that’s where we get the number. And I know in the past in June, by the half year, we’ve upped our guidance considerably in the past couple of years. Frankly, I was telling, kidding, the team that in a way, we upped our guidance by saying we’re in the high end of the range, because that’s a real number. And as I answered one of the questions before, for the rest of the year, the headwinds get a little more difficult. So in order to overcome the more difficult headwinds, we actually have additional client spend. Let’s not lose sight of the fact that our existing client base is the key source of our growth. So the health of our business is how we’re using all the resources within IPG to bring to bear with respect to those clients. So all of that goes into the mix. And then we just make up a number. [Laughter.] But that’s where it comes from.

On Acxiom, you’re correct. I mean we said that the first wave of integration with IPG was going to be on Mediabrands, and that’s what we’ve been focusing on. But in our business plan, we indicated these at the latter part of this year, and certainly next year, we’re going to be bringing new products to bear, utilizing, for example, Cadreon and Acxiom and all the data capabilities that we have within Mediabrands as well as Acxiom with respect to new products. We’ve already started introducing

Acxiom to all of our creative capabilities and all of our agencies, both with respect to their own data analytics capabilities and how they can leverage Acxiom with respect to their own capabilities and, more importantly, how they can introduce Acxiom to their existing clients and how Acxiom candidly can introduce IPG assets to their existing clients. So we’re in the process.

The one thing I said for this year is, we didn’t want to rush out and force everything on everybody, because I know a lot of comments are out there that the most difficult thing about these transactions are the ability to integrate. And it was imperative, our commitment to our Board was that we were going to integrate these businesses on a smooth basis without breaking an asset that we paid significant dollars for. But we very much view it as the future and transformative asset within IPG. So we didn’t want to rush into it. We’re very happy with the integration. We’re not having any problems with respect to integration. And I think, frankly, next year, it’s going to be pretty exciting to see the stuff that’s going to come out of this.

Mr. Salmon:
Great, that’s very helpful, thanks, Michael.

Mr. Roth:
Thank you, my pleasure.

Operator:
Thank you. Adrien de Saint Hilaire of Bank of America, your line is open.

Adrien de Saint Hilaire, Bank of America Merrill Lynch:
Yes, good morning, everyone, and thank you very much for taking the questions. I’ve got three of them, please. So first of all, Michael, I’m under the impression that the impact of account losses is bigger than we expected, and this is despite the U.S. Army being still, still being handled by McCann. So can you just explain what we’ve missed?

Secondly, back to the margin question. Can you give us a bit more details on what would be margins in the first half excluding the first-time contribution of Acxiom?

And then thirdly, a bit of a bigger question. There are a number of companies, McDonald’s this morning is another one, where the CMO title is being eliminated or changed. Just wondering how this is impacting your day-to-day operations and relationships with clients. Thank you very much.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay, three questions. Let me take your margin question. We don’t break out business units and give out margins on that. So when we give you a number on margin, 40 - 50 basis points, it’s inclusive of all of our businesses, and that’s how we manage our businesses. So I know your question, but we’re not - we just don’t disclose that information.

You didn’t miss anything on the losses. We didn’t - first of all, there was another client in there that you didn’t mention. It was FCA media, which frankly was the bigger of the three. And again, when we started the year, we started the year and we put out as a guidance 2 - 3%. That number reflects we knew we had these losses going into the year. So when we forecast the timing of these losses and the magnitude of those losses, it’s already reflected in the 2 - 3%. So maybe some analysts may have missed that number. We didn’t. So far, it’s exactly where we thought it was going to be. And it - and by the way, McCann is no longer doing business for the Army - so that’s why we’re saying in the second half of the year, that number gets a little bit harder. But the good news is, as one of the other questions were, we hope the back door is closed right now, and now we just see opportunities in our pipeline.

The question of the CMO, it’s kind of interesting. Businesses go in waves in terms of centralized versus local. That’s why if you look at our global networks, McCann, FCB, MullenLowe, the distribution, the capabilities on a global basis are very relevant to what global clients are looking for, because if they’re going to be using a less-centralized basis, you need local presence in the markets that they want to compete in, and we have to be in a position to offer the talent to help navigate through the various local markets. So that’s what you get when you get, you come to, an IPG, and that is the ability to reach all the markets when local markets are important. And so far, we haven’t seen any big impact yet on the changes of the structures from centralized to decentralized.

But candidly, it plays to our strength when they do that. Of course, now you really need a third-party arbiter to help them navigate through either the media side of the business, the local customs of the business and focusing on a centralized business plan and help our clients move the needle. So I think the changes our clients are seeing are focusing on the efficiencies that they need in their local markets. And that’s, frankly, what IPG can offer that many of our competitors, not the consultants and so on that don’t have that kind of capability, particularly from a creative point of view. What’s creative, for example, in Latin America is different than what’s creative in Europe. And you have to have that kind of capability and expertise that we, through our global networks, offer.

Mr. de Saint Hilaire:
Thank you very much. If I could just sneak in one quick follow-up: the U.K. has been a very strong area for all agencies in the latest quarter and in recent years. How sustainable is this given the macro uncertainty and the volatility in politics?

Mr. Roth:
It’s a good question. We haven’t yet seen a big impact, maybe because the financial services in the U.K. are not quite overweighted for us. And so we’re seeing PR, we’re seeing media, we’re seeing creative capabilities continue to be strong in the U.K. But all bets are off depending on how the new leadership handles this Brexit and what impact it has. But so far, we have not seen it. And again, it’s 9% of our business. So on the good side, we’re doing very well. And the hedge, on the downside, is it’s 9% of our business. So I - yes, it’s all baked into our numbers.

Mr. de Saint Hilaire:
Okay, thank you very much indeed.

Mr. Roth:
My pleasure.

Operator:
Thank you. David Joyce of Evercore, your line is open.

David Joyce, Evercore ISI:
Thank you. From where you sit at Acxiom, how do you see targeted advertising developing from here? Are there too many disparate platforms? Or do you see the strategies and technologies perhaps aligning well-enough to accelerate targeted advertising going forward? And with that view, when, and I guess if you could quantify in some form, would that targeted advertising drive incremental spending? And does this open opportunity work with smaller marketers? Thank you.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Look, I think targeted marketing is the whole purpose of the whole acquisition of Acxiom. Think of the power: instead of just buying audiences, we can buy specific consumers and their likes and dislikes. And in order to be able to do that, you have to have the capability and the insights, and through first-party data management is how you do that.

By the way, let me just comment that someone has indicated that we’re selling that first-party data. That first-party data is first-party data to our clients. What we’re talking about is helping clients who have that first-party data maximize the efficiency of that data and use potential other resources to enhance those capabilities. So that’s what we’re doing.

And yes, I think clients are amenable to us putting forward a value proposition that shows how we can target specific individuals, and particularly on the digital side of the business, which is why you’re seeing a continuation of digital spend to reach those consumers. So I view that all as an opportunity for us because of the Acxiom capabilities, but also because we have the creative capabilities to create that messaging that’s relevant to that consumer. And putting the two together is a pretty powerful voice. So I see that as growing, and I see it continuing. And I think it also - it adds to the value of our proposition in working with our clients. And frankly, that’s one of the key reasons we bought Acxiom.

Mr. Joyce:
And from the technology and platform perspective, is it still - are there too many players at this point? Is it too confusing for marketers? Or are things starting to align?

Mr. Roth:
Well, I always say confusion is good for us, because if clients are confused, they need someone to figure it out, and that’s what we do. We - our strength is in our ability to work with different technologies and cleanse it and put them all together. That’s exactly what clients are looking for, the better mousetrap out there. And it is confusing, and we have expertise that helps clients to solve that. So it plays right into our strength.

That’s why I think the notion of putting data management, creativity, digital, PR all together in a room, focusing on what clients need, that’s the holy grail of our business. And we built IPG based on that premise. Creativity, talent, tools, all helping our clients move the needle. And where we sit right now, there isn’t an offering out there that we don’t have best-in-class capabilities. And I believe that’s why we will continue to outperform, because we put together the best talents in the business with the best tools, and that’s what clients are looking for.

Mr. Joyce:
Great, thank you.

Jerry Leshne, Senior Vice President, Investor Relations:
. . . . We’ve come to the bottom of the hour. That was our final question. Back to Michael for any closing thoughts.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes. Again, we’re excited about the opportunities. We had a little hiccup in terms of some of those headwinds, but we’re working hard to overcome that. And I look forward to our next call. Thank you very much.

Operator:
This concludes today’s conference. You may disconnect at this time.

                    *    *    *    *    *

Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates;

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world; and

•	failure to realize the anticipated benefits of the acquisition of the Acxiom business.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors, and our other SEC filings.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended June 30, 2019
	As Reported	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses[1]	Settlement of Certain Tax Positions	Adjusted Results
Net Revenue	$2,125.9				$2,125.9
Billable Expenses	394.3				394.3
Total Revenue	2,520.2				2,520.2

Cost of Services	2,162.8				2,162.8
Selling, General and Administrative Expenses	18.1				18.1
Depreciation and Amortization	73.0	$21.3			51.7
Restructuring Charges	2.1				2.1
Total Operating Expense	2,256.0	21.3			2,234.7

Operating Income	264.2	(21.3)			285.5
Operating Margin on Net Revenue %	12.4%				13.4%

Interest Expense, Net	(43.9)				(43.9)
Other Expense, Net	(3.8)		$(6.1)		2.3
Total (Expenses) and Other Income	(47.7)		(6.1)		(41.6)
Income Before Income Taxes	216.5	(21.3)	(6.1)		243.9
Provision for Income Taxes	43.6	4.2	—	$13.9	61.7
Equity in Net Loss of Unconsolidated Affiliates	(0.1)				(0.1)
Net Income Attributable to Noncontrolling Interests	(3.3)				(3.3)
Net Income Available to IPG Common Stockholders	$169.5	$(17.1)	$(6.1)	$13.9	$178.8

Weighted-Average Number of Common Shares Outstanding - Basic	386.2				386.2
Dilutive effect of stock options and restricted shares	5.0				5.0
Weighted-Average Number of Common Shares Outstanding - Diluted	391.2				391.2

Earnings per Share Available to IPG Common Stockholders:
Basic	$0.44	$(0.04)	$(0.02)	$0.04	$0.46
Diluted	$0.43	$(0.04)	$(0.02)	$0.04	$0.46

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Six Months Ended June 30, 2019
	As Reported	Amortization of Acquired Intangibles	Q1 2019 Restructuring Charges	Net Losses on Sales of Businesses[1]	Settlement of Certain Tax Positions	Adjusted Results
Net Revenue	$4,130.7					$4,130.7
Billable Expenses	750.7					750.7
Total Revenue	4,881.4					4,881.4

Cost of Services	4,329.5					4,329.5
Selling, General and Administrative Expenses	59.5					59.5
Depreciation and Amortization	144.1	$42.9				101.2
Restructuring Charges	33.9		$31.8			2.1
Total Operating Expense	4,567.0	42.9	31.8			4,492.3

Operating Income	314.4	(42.9)	(31.8)			389.1
Operating Margin on Net Revenue %	7.6%					9.4%

Interest Expense, Net	(85.9)					(85.9)
Other Expense, Net	(10.7)			$(14.7)		4.0
Total (Expenses) and Other Income	(96.6)			(14.7)		(81.9)
Income Before Income Taxes	217.8	(42.9)	(31.8)	(14.7)		307.2
Provision for Income Taxes	54.1	8.4	7.6	—	$13.9	84.0
Equity in Net Loss of Unconsolidated Affiliates	(0.4)					(0.4)
Net Income Attributable to Noncontrolling Interests	(1.8)					(1.8)
Net Income Available to IPG Common Stockholders	$161.5	$(34.5)	$(24.2)	$(14.7)	$13.9	$221.0

Weighted-Average Number of Common Shares Outstanding - Basic	385.4					385.4
Dilutive effect of stock options and restricted shares	4.7					4.7
Weighted-Average Number of Common Shares Outstanding - Diluted	390.1					390.1

Earnings per Share Available to IPG Common Stockholders:
Basic	$0.42	$(0.09)	$(0.06)	$(0.04)	$0.04	$0.57
Diluted	$0.41	$(0.09)	$(0.06)	$(0.04)	$0.04	$0.57

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS - ADJUSTED EBITA (Amounts in Millions) (UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net Revenue	$2,125.9	$1,948.2	$4,130.7	$3,722.2

EBITA Reconciliation:
Net Income Available to IPG Common Stockholders	$169.5	$145.8	$161.5	$131.7

Add Back:
Provision for Income Taxes	43.6	63.6	54.1	76.3
Subtract:
Total (Expenses) and Other Income	(47.7)	(37.7)	(96.6)	(78.0)
Equity in Net Loss of Unconsolidated Affiliates	(0.1)	(0.1)	(0.4)	(2.0)
Net Income Attributable to Noncontrolling Interests	(3.3)	(2.0)	(1.8)	—
Operating Income	264.2	249.2	314.4	288.0

Add Back:
Amortization of Acquired Intangibles	21.3	5.2	42.9	10.5

EBITA	$285.5	$254.4	357.3	298.5
EBITA Margin on Net Revenue %	13.4%	13.1%	8.6%	8.0%

Q1 2019 Restructuring Charges			31.8	—

Adjusted EBITA			$389.1	$298.5
Adjusted EBITA Margin on Net Revenue %			9.4%	8.0%

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended June 30, 2018
	As Reported	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses[1]	Adjusted Results
Net Revenue	$1,948.2			$1,948.2
Billable Expenses	443.6			443.6
Total Revenue	2,391.8			2,391.8

Cost of Services	2,069.8			2,069.8
Selling, General, and Administrative Expenses	28.8			28.8
Depreciation and Amortization	44.0	$5.2		38.8
Total Operating Expense	2,142.6	5.2		2,137.4

Operating Income	249.2	(5.2)		254.4
Operating Margin on Net Revenue %	12.8%			13.1%

Interest Expense, Net	(21.4)			(21.4)
Other Expense, Net	(16.3)		$(19.8)	3.5
Total (Expenses) and Other Income	(37.7)		(19.8)	(17.9)
Income Before Income Taxes	211.5	(5.2)	(19.8)	236.5
Provision for Income Taxes	63.6	0.2	—	63.8
Equity in Net Loss of Unconsolidated Affiliates	(0.1)			(0.1)
Net Income Attributable to Noncontrolling Interests	(2.0)			(2.0)
Net Income Available to IPG Common Stockholders	$145.8	$(5.0)	$(19.8)	$170.6

Weighted-Average Number of Common Shares Outstanding - Basic	383.6			383.6
Dilutive effect of stock options and restricted shares	5.9			5.9
Weighted-Average Number of Common Shares Outstanding - Diluted	389.5			389.5

Earnings per Share Available to IPG Common Stockholders:
Basic	$0.38	$(0.01)	$(0.05)	$0.44
Diluted	$0.37	$(0.01)	$(0.05)	$0.44

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Six Months Ended June 30, 2018
	As Reported	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses[1]	Adjusted Results
Net Revenue	$3,722.2			$3,722.2
Billable Expenses	838.7			838.7
Total Revenue	4,560.9			4,560.9

Cost of Services	4,119.0			4,119.0
Selling, General, and Administrative Expenses	63.9			63.9
Depreciation and Amortization	90.0	$10.5		79.5
Total Operating Expense	4,272.9	10.5		4,262.4

Operating Income	288.0	(10.5)		298.5
Operating Margin on Net Revenue %	7.7%			8.0%

Interest Expense, Net	(37.3)			(37.3)
Other (Expense) Income, Net	(40.7)		$(44.2)	3.5
Total (Expenses) and Other Income	(78.0)		(44.2)	(33.8)
Income Before Income Taxes	210.0	(10.5)	(44.2)	264.7
Provision for Income Taxes	76.3	0.4	0.4	77.1
Equity in Net Loss of Unconsolidated Affiliates	(2.0)			(2.0)
Net Income Attributable to Noncontrolling Interests	—			—
Net Income Available to IPG Common Stockholders	$131.7	$(10.1)	$(43.8)	$185.6

Weighted-Average Number of Common Shares Outstanding - Basic	383.5			383.5
Dilutive effect of stock options and restricted shares	5.4			5.4
Weighted-Average Number of Common Shares Outstanding - Diluted	388.9			388.9

Earnings per Share Available to IPG Common Stockholders:
Basic	$0.34	$(0.03)	$(0.11)	$0.48
Diluted	$0.34	$(0.03)	$(0.11)	$0.48

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.